Exhibit 3.1

CERTIFICATE OF TENTH AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOSIG TECHNOLOGIES, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

BioSig Technologies, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: A resolution was duly adopted by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended & Restated Certificate of Incorporation of the Corporation, as amended, and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: That Article I of the Amended & Restated Certificate of Incorporation of the Corporation, as amended, be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

I.

The name of this corporation is Streamex Corp. (the “Corporation”).”

THIRD: This Certificate of Amendment shall be effective at 12:01 a.m., Eastern Time, on September 12, 2025.

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IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 10th day of September, 2025.

BIOSIG TECHNOLOGIES, INC.

By:	/s/ Karl Henry McPhie
Name:	Karl Henry McPhie
Title:	Chief Executive Officer